EXHIBIT 11

March 14, 2012

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

RE: Prime Global Capital Group Incorporated

Dear Commissioners:

We have read the statements that we understand Prime Global Capital Group Incorporated will include under the section entitled “Changes in Our Independent Registered Public Accounting Firm; Fees” in the Schedule 14A Information to the Proxy Statement it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

/s/ HKCMCPA Company Limited

HKCMCPA Company Limited
Hong Kong, China